Centennial Technologies, Inc.
                            Schedule of Subsidiaries
                              As of March 25, 2000



Name of Entity                                     Location          % Ownership
--------------                                     --------          -----------
Centennial Capital Corporation                     Massachusetts         100%
Centennial Technologies International Ltd.         United Kingdom        100%
Centennial Technologies Canada, Inc.               Canada                100%